Exhibit 99.1

HCL TECHNOLOGIES AND CSC ANNOUNCE STRATEGIC PARTNERSHIP TO ADDRESS THE APPLICATION MODERNIZATION MARKET

NOIDA, India, Jan. 15, 2014 - HCL Technologies (NSE: HCLTECH), a leading global IT services provider, and CSC (NYSE: CSC), a global leader in next-generation IT services and solutions, have formed a strategic partnership to address the substantial market opportunity created by the need for enterprise clients to modernize their applications and transition to the cloud.
HCL and CSC will create a world-class application modernization delivery network to enable enterprises to shift from legacy technologies to a cloud-enabled platform. The first delivery centers will be launched in Bangalore and Chennai. These delivery centers will lower the risks and costs for clients transitioning to the cloud.

The joint application modernization offering will be enhanced with vertical specific initiatives starting with Banking & Financial services through the creation of a banking center of excellence. The partnership will be standardizing the delivery of modernized applications and enable them to be brokered onto any cloud environment, using platforms such as CSC’s ServiceMeshTM .

According to Gartner’s 2014 Market Forecast for IT Services the addressable market for applications services is $210 billion in 2014.1 The strategic partnership addresses what we believe to be one of the fastest growing segments of the applications services market.

“We are pleased to partner with CSC. The company’s strong technology portfolio and client base coupled with HCL’s robust system integration capabilities will be a formidable combination in the application modernization market,” said Anant Gupta, President and Chief Executive Officer of HCL Technologies. “Application modernization forms the first phase of HCL’s Digital System Integration strategy. Enterprises today view digitalization as a route to business model transformation. Organizations have not been able to accrue the potential benefits from digitalization, as they are shackled by legacy technologies.”
“Our strategic partnership with HCL is a new and innovative approach to delivering next- generation IT services which enable enterprises to achieve greater operational agility and significant reductions to operating costs,” said Mike Lawrie, CSC’s President and Chief Executive Officer. “It is a recognition that IT service providers and delivery models must evolve from traditional tools and processes to more rapid application innovation, enabling businesses to compete in an ever-changing world.”
CSC’s next-gen technology solutions coupled with the technology consulting, systems integration and global delivery capabilities of HCL will offer a new value proposition in the market. This value proposition will create a roadmap for bringing legacy products into next gen solutions and execution excellence leading to an optimized business case for application modernization for customers.
According to the terms of the agreement, both companies intend to share equally all cloud application modernization revenue and direct costs. With a new governance board providing oversight, the partners will share dedicated employees and technologies, as well as production and development work.
As part of the partnership, HCL will white label CSC’s BizCloud, industry leading, highly secure and highly flexible private cloud offering for the enterprise. HCL and CSC will benefit from the increased scale of this offering, expanded coverage in new markets and incremental revenue opportunities.

About HCL Technologies
HCL Technologies is a leading global IT services company working with clients in the areas that impact and redefine the core of their businesses. Since its emergence on global landscape after its IPO in 1999, HCL has focused on 'transformational outsourcing', underlined by innovation and value creation, offering an integrated portfolio of services including software-led IT solutions, remote infrastructure management, engineering and R&D services and Business services. HCL leverages its extensive global offshore infrastructure and network of offices in 31 countries to provide holistic, multi-service delivery in key industry verticals including Financial Services, Manufacturing, Consumer Services, Public Services and Healthcare & Life sciences. HCL takes pride in its philosophy of 'Employees First, Customers Second' which empowers its 87,196 transformers to create real value for the customers. HCL Technologies, along with its subsidiaries, had consolidated revenues of US$ 4.8 billion, as on September 30th 2013 (on LTM basis). For more information, please visit www.HCLtech.com
About CSC
CSC is a global leader in next-generation IT services and solutions. The company's mission is to enable superior returns on clients' technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 81,000 employees and reported revenue of $13.5 billion for the 12 months ended September 27, 2013.
Forward-looking Statements
All statements in this release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties, assumptions and other factors, many outside of the issuer's control, which could cause actual results to differ materially from those in such forward-looking statements. Statements that could be deemed forward looking statements, include but are not limited to, the statements containing words such as 'planned', 'expects', 'believes’,’ strategy', 'opportunity', 'anticipates', 'hopes', 'intends' or other similar words. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the ability to achieve the goals of the strategic alliance, the impact of pending regulatory proceedings, fluctuations in earnings, the ability to manage growth, intense competition in IT services, Business Process Outsourcing and consulting services including those factors which may affect cost advantages, wage increases in India, customer acceptances of services, products and fee structures, the ability to attract and retain highly skilled professionals, the ability to integrate acquired assets in a cost effective and timely manner, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, the ability to manage our international operations, reduced demand for technology in key focus areas, disruptions in telecommunication networks, the ability to successfully complete and integrate potential acquisitions, the success of brand development efforts, liability for damages on service contracts, the success of the companies /entities that represent strategic investments, withdrawal of governmental fiscal incentives, political instability, legal restrictions on raising capital or acquiring companies, and unauthorized use of intellectual property, other risks, uncertainties and general economic conditions affecting the IT industry. There can be no assurance that the forward looking statements made herein will prove to be accurate, and issuance of such forward looking statements should not be regarded as a representation by CSC, HCL or any other person, that the objective and plans of the strategic partnership will be achieved.
Additional risk information is provided in the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. Each of CSC and HCL disclaims any intention or obligation to update any forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.
1 Forecast: IT Services, 2011-2017, 4Q13 Update, 13 December 2013, Kathryn Hale, et al.